EXHIBIT 5.1

BARNETT & LINN
ATTORNEYS AT LAW
60 Kavenish Drive • Rancho Mirage, CA 92270
www.barnettandlinn.com
WILLIAM B. BARNETT		TELEPHONE: 442-274-7571

Attorney/Principal		wbarnett@wbarnettlaw.com

March 31, 2025

International Land Alliance

350 10th Avenue, Suite 1000

San Diego, California 92101

Re: Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested us to opine upon the legality of an aggregate of 15,000,000 shares (the “Shares”) of common stock, $0.001 par value per share, of International Land Alliance, Inc., a Wyoming corporation (the “Company”), that may be issued pursuant to the Company’s 2024 Stock Incentive Plan ( the “Plan”) and being registered with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

We have reviewed such documents and examined the law as we deem it appropriate to give the opinions set forth below. Without independent verification, we have relied on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company. For purposes of the opinion set forth below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s common stock will be available for issuance when the Shares are issued.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefore in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We are qualified to practice law in the State of California and do not purport to be experts on any law other than the laws of the State of California, the Nevada Revised Statutes, and the Federal law of the United States. We are not admitted or qualified to practice in the State of Nevada; however, we are generally familiar with the Nevada Revised Statutes as currently in effect and have made such inquiries as we deem necessary to render the opinions contemplated herein. We express no opinion regarding compliance with the Securities Act, or any other federal or state securities laws or regulations.

The opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus which forms a part thereof, other than as to the due authorization and validity of the Shares. In addition, we acknowledge and understand that Globex Transfer LLC, Deltona, Florida, may also rely upon this opinion letter. This opinion letter is limited to the specific legal matters set forth herein and to present statutes, regulations, and administrative and judicial interpretations. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or regulations.

We hereby consent to including this opinion as Exhibit 5.1 in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Barnett & Linn